Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

Up to 4,000,000 Shares of Common Stock

of

STARTEK, INC.

at

$4.20 NET PER SHARE

Pursuant to the Offer to Purchase, dated November 22, 2022

by

MCI CAPITAL, LC,

a wholly owned subsidiary of

MCI, LC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 20, 2022, UNLESS THE OFFER IS EXTENDED.

November 22, 2022

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated November 22, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by MCI Capital, LC, an Iowa limited liability company (the “Offeror”) and a wholly owned subsidiary of MCI, LC, an Iowa limited liability company (“Parent”), to purchase up to 4,000,000 of the issued and outstanding shares of common stock, $0.01 par value per share (the “Shares”), of StarTek, Inc., a Delaware corporation (the “Company”), at a price of $5.00 per Share, net to the holder thereof in cash (the “Offer Price”), without interest thereon and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer.

We or our nominees are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer Price is $4.20 per Share, net to the holder thereof in cash, without interest thereon and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer.

2. The Offer is being made for up to 4,000,000 of the issued and outstanding Shares.

3. In the event the Offer is oversubscribed, Shares tendered will be subject to proration upon the terms and subject to the conditions of the Offer. See “Section 2. Acceptance for Payment; Payment for Shares” of the Offer to Purchase.

4. The Company Board has not reviewed the Offer or made any recommendation regarding whether or not holders of the Shares should tender their Shares pursuant to the Offer.

5. There is no financing condition to the Offer. However, the Offer is conditioned upon there being validly tendered and not withdrawn in accordance with the terms of the Offer, 2,000,000 Shares, or approximately 5.0%, of the outstanding Shares (collectively, the “Minimum Condition”). The obligation of Offeror to accept for payment and pay for Shares validly tendered (and not effectively withdrawn) pursuant to the Offer is subject to the conditions set forth in “The Offer—Section 14—Conditions of the Offer” of the Offer to Purchase (collectively, the “Offer Conditions”).

6. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on December 20, 2022, unless the Offer is extended by the Offeror. Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment at any time, after January 20, 2023, pursuant to SEC (as defined in the Offer to Purchase) regulations.

7. Any transfer taxes applicable to the sale of Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Instruction Form with respect to the

OFFER TO PURCHASE FOR CASH

Up to 4,000,000 Shares of Common Stock

of

STARTEK, INC.

at

$4.20 NET PER SHARE

Pursuant to the Offer to Purchase, dated November 22, 2022

by

MCI CAPITAL, LC,

a wholly owned subsidiary of

MCI, LC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 22, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by MCI Capital, LC, an Iowa limited liability company (the “Offeror”) and a wholly owned subsidiary of MCI, LC, an Iowa limited liability company (“Parent”), to purchase up to 4,000,000 of the issued and outstanding shares of common stock, $0.01 par value per share (the “Shares”), of StarTek, Inc., a Delaware corporation (the “Company”), at a price of $4.20 per Share, net to the holder thereof in cash, without interest thereon and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to the Offeror the number of Shares indicated below (or if no number is indicated, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on the undersigned’s behalf will be determined by the Offeror in its sole discretion.

Account	Number of Shares to Be
Number:	Tendered*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:
SIGN BELOW
Signature(s)
Please Type or Print Name(s)
Please Type or Print Address(es) Here
Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)

* Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account. Please return this form to the broker, dealer, commercial bank, trust company or other nominee maintaining your account.

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